Exhibit 10.22

VIA ELECTRONIC MAIL

November 3, 2021 (as revised on November 30, 2021)

Deborah Wenkert, MD

[**]

Dear Deb:

As we have discussed, you are separating from employment with Inozyme Pharma, Inc. (the “Company”) for good reason, effective November 30, 2021 (the “Separation Date”). As we also discussed, you will be eligible to receive the severance benefits described in paragraph 1 below if you materially comply with the terms and conditions of this letter agreement, sign and return this letter agreement to me on, but not before, the Separation Date, and do not revoke your agreement (as described below). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you timely enter into this letter agreement:

•
As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.
•
You will receive on the Separation Date payment for your final wages and any unused vacation time accrued through the Separation Date.
•
You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.
•
You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 10 below. Further, you remain subject to your continuing obligations to the Company as set forth in the Proprietary Rights, Non-Disclosure and Developments Agreement that you executed for the benefit of the Company on February 1, 2021, which remains in full force and effect.

•
In accordance with the ICMJE authorship guidelines, you will be offered the opportunity for authorship for any publications of the Company for Company projects in which you were involved, including, but not limited to, articles related to INZ701-101, INZ701-201, INZ701-003, INZ701-005, INZ701-006, and any relevant Investigator sponsored studies.
•
You must return to the Company on the Separation Date all Company property.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.
Severance Benefits – Provided you materially comply with the terms and conditions set forth in this letter agreement, the Company will provide you with the following severance benefits (the “severance benefits”):

(a) Severance Pay. The Company will pay to you $326,250.00 less all applicable taxes and withholdings, as severance pay (an amount equivalent to nine (9) months of your current base salary). This severance pay will be in installments in accordance with the Company’s regular payroll practices, and payments shall begin on the Company’s first payroll date following the expiration of the Revocation Period. The first payment will be retroactive to the Separation Date.

(b) COBRA Benefits. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) August 31, 2022, and (y) the date on which you obtain alternative coverage (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such family coverage to the same extent it was paying such premiums on your behalf immediately prior to the Separation Date. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative health insurance coverage prior to August 31, 2022, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

(c) Equity. Subject to the approval of the Board of Directors, the Company will grant to you a nonqualified stock option (the “Option”) under the Company’s 2020 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 10,000 shares of common stock of the Company with: (i) an exercise price per share equal to the fair market value of the common stock on the date of grant of the Option, which the Company anticipates will be no later than December 10, 2021, and (ii) a vesting start date of December 1, 2021. The Option will vest on the one year anniversary of the vesting start date of December 1, 2021, as described in the applicable separate stock option agreement. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in the option agreement.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph.

2.
Consulting Engagement. The Company will offer to enter into a consulting agreement with you and your company Wenkert & Young, LLC in the form attached hereto as Attachment A (the “Consulting

Agreement”). If you agree to enter into the Consulting Agreement, during the Consultation Period set forth in the Consulting Agreement, you and your company shall provide services to the Company as a consultant pursuant to the terms set forth therein. During the Consultation Period, and contingent on your continued provision of services to the Company through Wenkert & Young, LLC, the outstanding equity awards previously granted to you by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and agreements. Notwithstanding the foregoing or the provisions of any equity award agreement between the Company and you, you acknowledge that any outstanding stock options that were granted in connection with your employment with the Company and that were intended to be incentive stock options at the time of grant will be treated as nonqualified stock options beginning three (3) months after the Separation Date. For the avoidance of doubt, you acknowledge that, should you revoke your acceptance of this letter agreement during the Revocation Period, the Consulting Agreement will immediately terminate on the date of any such revocation, in accordance with the terms set forth in the Consulting Agreement.
3.
Release of Claims –

(a) Employee Release. In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, up to the date this letter agreement becomes effective, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all claims arising out of the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900 et seq., the California Equal Pay Act, Cal. Lab. Code § 1197.5 et seq., the California Family Rights Act, Cal. Gov’t. Code § 12945.1 et seq. and § 19702.3, the Cal-WARN Act, Cal. Lab. Code §§ 1400-1408, Cal. Lab. Code § 233 (California’s kin care law), Cal. Code Regs. tit. 2, §§ 7291.2–

7291.16 (California’s pregnancy leave law), California Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., and Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to your employment Letter Agreement dated January 29, 2021); all claims to any non-vested ownership interest in the Company, contractual or otherwise (except to the extent any unvested stock options continue to vest after the Separation Date); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). In addition, nothing in this paragraph 3 releases (i) any claims to enforce this Agreement or for breach of this Agreement; (ii) any rights to indemnification and defense pursuant to any Company policies, such as its by-laws, its Certificate of Incorporation, any insurance policy it may hold and the Indemnification Agreement dated February 1, 2021; (iii) any claims not waivable by applicable law (including, where applicable, workers’ compensation claims and unemployment insurance claims); and (iv) any claims to vested benefits under any 401(k) plan or other ERISA-covered benefit plan (excluding severance) provided by the Company.

(b) Company Release. In exchange for the consideration set forth herein, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that it ever had or now has against you, including any and all claims arising out of or relating to your employment with and/or separation from the Company; provided, however, that notwithstanding the foregoing, nothing in this release (i) releases you from your continuing obligations under the terms of this letter agreement, (ii) shall prevent the Company from bringing claims to enforce this letter agreement, or (iii) releases you from any claims arising out of or related to any embezzlement, fraudulent or criminal conduct, or willful misconduct by you. No Company employees with knowledge of this letter agreement is currently aware of any claims against you for embezzlement, fraudulent or criminal conduct, or willful misconduct.

4.
Section 1542 Waiver – You understand and agree that the claims released in paragraph 3 above include not only claims presently known to you, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in paragraph 3. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this letter agreement, but you nevertheless waive any claims or rights based on different or additional facts. You knowingly and voluntarily waive any and all rights or benefits that you may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR

HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.
Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on page 1 of this letter agreement, as well as the obligations set forth in your Proprietary Rights, Non-Disclosure and Developments Agreement entered into on February 1, 2021, which survives your separation from employment with the Company. The Company reaffirms its obligations to you in the Indemnification Agreement dated February 1, 2021.
6.
Mutual Non-Disparagement– You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 10 below and except as required by law, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties (but only to the extent you know these individuals are associated with the Company), or regarding the Company’s business affairs, business prospects, or financial condition. Likewise, to the extent permitted by law, the Company agrees to instruct its officers, directors, and managing agents with knowledge of this letter agreement not to make any false, disparaging, derogatory or defamatory statements about you, online (including, without limitation, on any social media, networking, or employee review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company; provided, however, that nothing herein shall be construed as requiring the Company to instruct any person not to make truthful disclosures to any governmental entity or in any litigation, agency action or arbitration.
7.
Return of Company Property – You confirm, that to the best of your knowledge, you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies; provided, however, that you may retain copies of your personnel, benefits and Company equity documents. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Notwithstanding the foregoing, the Company agrees that for so long as you are retained by the Company as a consultant pursuant to the terms of the Consulting Agreement, you may retain your laptop and the files thereon, and the laptop’s peripherals, for purposes of completing your consulting services, and your retention and eventual return of this Company property shall be governed by the terms of the Consulting Agreement.
8.
Business Expenses and Final Compensation – You agree to submit any receipts for outstanding business expenses to the Company within 60 days of the Separation Date. The Company shall reimburse you for all outstanding business expenses in accordance with Company policy. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.
9.
Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 10 below or as required by law, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company, and except for disclosures to your immediate family, financial advisors and attorneys. The Company understands and agrees that, to the extent permitted by law, it will maintain the confidentiality of the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, except as required by law or as reasonably necessary for business purposes.
10.
Scope of Disclosure Restrictions – Nothing in this letter agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
11.
Cooperation – You agree that, to the extent permitted by law, you shall reasonably cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. Such cooperation will occur, to the extent practicable, at mutually agreeable times and places, and will not unreasonably interfere with any future employment or consulting by you. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. The Company agrees that, after you have provided fifteen (15) hours of such cooperation, the Company will pay you $550 an hour for any additional cooperation services, except the Company will not at any time pay you any fee for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding. The Company also agrees to reimburse the reasonable expenses you incur in connection with your cooperation. The Company further agrees that it will pay your fees and reimburse your expenses in accordance with the terms of this paragraph within thirty (30) days of your submission of an invoice or receipts.
12.
Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
13.
Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
14.
Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
15.
Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You acknowledge that the changes made to the initial November 3, 2021 letter agreement were made for your benefit and that such changes, whether material or immaterial, did not extend your deadline to sign the letter agreement on the Separation Date. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
16.
Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
17.
Applicable Law – This letter agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of California, or if appropriate, a federal court located in the State of California (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.
18.
Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith, except for your rights under the 2020 Stock Incentive Plan or any related agreement regarding your Company stock options and other equity and except for the Indemnification Agreement dated February 1, 2021.
19.
Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of the severance benefits set forth in paragraph 1 of this letter agreement.
20.
Internal Revenue Code Section 409A

(a) The provisions of this letter agreement and all payments made hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (collectively “Section 409A”), and this letter agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A. Each payment made pursuant to this letter agreement shall be deemed to be a separate payment for purposes of Section 409A.

(b) To the extent that any payment or benefit described in this letter agreement constitutes "non-qualified deferred compensation" under Section 409A, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder. Notwithstanding anything to the contrary in this letter agreement, if, upon your separation from service, you are a “specified employee” as defined under Section 409A, then, to the extent required under Section 409A, any amounts that would otherwise be payable, on account of your separation from service, within six (6) months following your Separation Date that would constitute deferred compensation within the meaning of Section 409A and that would not qualify for an exemption under Section 409A, shall instead be paid in a lump sum on the first business day following the expiration of such six (6) month period, or if earlier, upon your death.

(c) To the extent that any reimbursement of expenses or in-kind benefits provided to you under this letter agreement constitutes taxable income, such reimbursement or in-kind benefits shall be subject to the following additional rules: (i) all reimbursements shall be paid in the time period provided for herein, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, (ii) the amount of in-kind benefits provided or reimbursable expenses incurred in one calendar year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other calendar year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(d) Notwithstanding anything herein to the contrary, neither the Company nor any of its employees, agents or affiliates shall have any liability to you or your successors or designees, to the extent that any payment made or benefit provided to you that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant.

If you have any questions about the matters covered in this letter agreement, please call me at [**].

Very truly yours,

By: __/s/ Gayle Gironda_______________________

Gayle T. Gironda

SVP, Human Resources

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

__/s/ Deborah Wenkert___________________ Deborah Wenkert	__November 3, 2021_____________________ Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and effective as of November 30, 2021 (the “Effective Date”), by and between Inozyme Pharma, Inc., a Delaware corporation having a place of business at 321 Summer Street, Suite 400, Boston, MA 02210 (the “Company”), and Wenkert & Young, LLC, a limited liability company having a place of business at [**] (the “Consultant” and Company and Consultant, each, individually a “Party” and collectively, the “Parties”). In consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Consulting Services. The Company hereby engages Consultant, and Consultant hereby agrees, to provide consulting services to the Company as described in Exhibit A hereto (the “Services”) during the term of this Agreement, as requested by the Company. Consultant agrees to exercise the highest degree of professionalism and to utilize Consultant’s expertise and creative talents in performing the Services, to comply with all laws, regulations, and ordinances applicable to Consultant’s performance of the Services and Consultant’s other obligations under this Agreement, including, without limitation, export control laws. Subject to the foregoing, the manner and means of Consultant’s performance of the Services are in Consultant’s sole discretion and control, including whether to perform the Services at the Company’s principal place of business or elsewhere.

Consultant represents and covenants that all persons engaged in performing the Services and/or receiving information on behalf of Consultant (including Deborah Wenkert, M.D.) are either: (a) bound by this Agreement or (b) contractually obligated to the same extent as Consultant to comply with all relevant obligations and provisions of this Agreement (including duty to assign IP rights to either to Consult or to Company, and confidentiality and non-use obligations) prior to commencement of any Services and prior to any transfer from Company to Consultant of any Company Confidential Information under this Agreement.

2.
Compensation. As full and complete compensation for performing the Services, the Company shall pay Consultant the compensation specified in Exhibit A hereto.
3.
Independent Contractor. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Consultant, his agents, or employees under this Agreement. Consultant hereby agrees to indemnify and defend the Company against (i) any and all such taxes or contributions, including penalties and interest and (ii) any liabilities arising out of any claims by anyone claiming through Consultant.
4.
Confidentiality.

(a) Non-Disclosure and Non-Use. During the term of this Agreement and thereafter, Consultant agrees: (a) to use Confidential Information solely in connection with the performance of the Services and for no other purpose, and to not cause or assist any person or entity to, directly or indirectly, use any Confidential Information for any other purpose whatsoever; (b) to not disclose, nor cause or assist any person or entity to, directly or indirectly, disclose any Confidential Information to any person or entity, except to the extent necessary for Consultant to perform the Services and as authorized by the Company. Consultant will take all reasonable measures to protect the secrecy, and to prevent the unauthorized use or disclosure, of Confidential Information. Consultant will promptly notify the Company in writing of any misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Consultant’s attention. Notwithstanding the foregoing, to the extent Consultant is required to disclose any Confidential Information in order to comply with applicable law or an order of a court of competent jurisdiction, such disclosure shall not constitute a violation of this Section 4, provided that Consultant (i) notifies the Company as far in advance as reasonably possible of such required disclosure, (ii) cooperates reasonably with the Company in any Company effort to obtain a protective order or other confidential treatment with respect to such Confidential Information, and (iii) discloses only that portion of such Confidential Information that is required to be disclosed. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Consultant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (ii) Consultant cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Consultant may be held liable if Consultant unlawfully accesses trade secrets by unauthorized means.

(b) Confidential Information. The term “Confidential Information” shall mean any and all non-public knowledge, data or information, in whatever form, tangible or intangible, that Consultant develops, learns or obtains in the performance of the Services or otherwise that relates to Company or its business or the demonstrably anticipated business of Company or that is received by or for the Company in confidence. By way of illustration, but not limitation, “Confidential Information” includes: (a) trade secrets, inventions, mask works, ideas, copyrights, processes, formulations, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, including all

Company Inventions; (b) information regarding plans for research, development, new products, marketing, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, correspondence with governmental authorities, non-public results of scientific studies, possible transactions with other companies, mergers and acquisitions, and equity issuances; and (c) information regarding the compensation of employees or independent contractors of the Company. Notwithstanding the foregoing, it is understood that, at all such times, Consultant is free to use information that is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and Consultant’s own skill, knowledge, know-how and experience to whatever extent allowed by law.

(c) Third Party Information. Consultant acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose or use Third Party Information, except the extent such disclosure or use is required in direct connection with Consultant’s performance of requested Services for the Company or is expressly authorized in writing by the Company.

(d) No Improper Use of Materials. Consultant agrees not to bring onto the premises of the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Consultant has written authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

5.
Intellectual Property Rights.

(a) Ownership of Company Inventions. Consultant shall promptly disclose to the Company in writing any and all ideas, inventions (whether or not patentable), discoveries, improvements, know-how, techniques and other information and materials (including any work product or deliverables) that the Consultant conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, in the performance of, or as a direct result of performing, the Services for the Company under this Agreement (collectively, “Company Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees that any and all Company Inventions, including, without limitation, any and all intellectual property rights therein (“Company IP”), shall be the sole and exclusive property of the Company. Consultant hereby agrees to assign and irrevocably assigns to the Company all right, title and interest in and to all Company Inventions and Company IP and agrees to execute, verify, and deliver assignments of Company Inventions and Company IP to the Company or its designee promptly upon request. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Company Invention are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

(b) Cooperation and Assistance. Consultant agrees to reasonably cooperate with the Company and its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of the Company’s rights in Company Inventions and Company IP, and to execute, when requested, any other documents reasonably deemed necessary by the Company to carry out the purpose of this Section 5. Consultant shall reasonably assist the Company in every proper way to obtain, prosecute, maintain and enforce United States and foreign patent rights, copyrights and other intellectual property rights or protections claiming, covering or relating to Company Inventions in any and all countries. To that end, Consultant shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such rights and the assignment thereof. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact to act for and in Consultant’s behalf to execute, deliver and file any and all documents needed in connection with the actions described in this Section 5 (whether during or after the term of this Agreement), with the same legal force and effect as if executed by Consultant, if the Company is unable for any reason to secure Consultant’s signature on any such document. Consultant acknowledges that this appointment is coupled with an interest. Consultant’s obligations under this Section 5(c) shall continue beyond the expiration or termination of this Agreement, but after expiration or termination of this Agreement, the Company shall compensate Consultant at a reasonable rate for the time actually spent by Consultant at the Company’s request on such assistance.

(c) Background Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Company Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Company Invention without Company's prior written permission.

(d) Obligation to Keep the Company Informed. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to the Company fully and in writing all patent applications filed by on behalf of Consultant relating to the business of the Company.

(e) Authorship. The Company agrees that, in accordance with the ICMJE authorship guidelines, Deborah Wenkert, M.D., Consultant’s President will be offered the opportunity for authorship for any publications of the Company for Company projects in which she or Consultant were involved, including but not limited to, articles related to INZ701-101, INZ701-201, INZ701-003, INZ701-005, INZ701-006, and any relevant Investigator sponsored studies. In accordance with the ICMJE authorship guidelines, Dr. Wenkert will also be offered the opportunity for authorship for any other projects to which Dr. Wenkert contributes to the conception or design of the work, the acquisition, analysis, or interpretation of data for the work, or the revision for important intellectual content.

6. No Conflicts.

(a) Representations. Consultant represents and warrants to the Company that Consultant’s performance of the Services and of its obligations under this Agreement do not and will not breach or conflict with any agreement, understanding or arrangement, either written or oral, between Consultant and any third party. Consultant covenants to the Company that, during the term of this Agreement, Consultant will not enter into any agreement, understanding or arrangement, either written or oral, in conflict with this Agreement or Consultant’s obligations hereunder.

(b) Debarment Certification. Consultant hereby certifies that it has not been debarred under the provisions of 21 U.S.C. §335a, or any analogous law or regulation in any jurisdiction. In the event that Consultant: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the term of this Agreement, Consultant agrees to notify Company immediately.

7.
Term; Termination.

(a) Term. The term of this Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall terminate as provided below. Upon termination of this Agreement, the Company shall have no further obligation to the Consultant under this Agreement, other than for payment for Services provided by Consultant through the date of termination in accordance with Section 2 above and solely to the extent not already paid.

(b) Termination.

(i) Either Consultant or Company may terminate the Agreement in its sole discretion immediately upon fifteen (15) days written notice to the other party.

(ii) If Company terminates the Agreement, Company will be responsible for full payment of any undisputed fees for Services (and/or any outstanding expenses) already rendered to Company by Consultant.

(c) Return of Confidential Information. Upon expiration or any termination of this Agreement, or earlier as requested by the Company, Consultant shall deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Company IP, Third Party Information, or Confidential Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

(d) Consequences of Termination. Termination shall not relieve either party of any obligation accruing prior to such termination. The provisions of Sections 3, 5, 7(c), 8 and 9 shall survive termination of this Agreement, and with respect to Section 4 (Confidential Information), the obligations of confidentiality and non-use shall survive for a period of five (5) years post termination of the Agreement.

8. Non-Interference with Business. During the term of this Agreement and for a period of 12 months thereafter, Consultant will not directly or indirectly solicit, induce, or attempt to induce any employee or independent contractor of the Company to terminate or breach any employment, contractual, or other relationship with Company; provided, however, that Consultant may hire any employees, independent contractors, and/or consultants who Dr. Deborah Wenkert introduced to the Company during her employment with the Company.

9. General Provisions.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof that would cause the application of the law of a different jurisdiction. The parties each submit to the exclusive jurisdiction of the state and federal courts located in the State of California, and agree not to assert any claims of forum non conveniens with respect thereto.

(b) Severability. If any provision of this Agreement is found by a court or other governmental authority of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.

(c) Assignment. This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company in its discretion. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

(d) Injunctive Relief. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information without the prior express written consent of the Company, the Company may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the Company for such injury.

Accordingly, Consultant agrees that the Company shall have the right to enforce this Agreement and any of its provisions by seeking an injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(e) Notices. Any notice permitted or required to be given under this Agreement shall be in writing and shall be delivered by personal delivery, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, by facsimile, or by email, to the party to be notified at its address given on the signature page of this Agreement, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if mailed, three (3) days after the date of postmark; (iii) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries, (iv) if delivered by facsimile, receipt of automatically-generated confirmation of facsimile transmission, or (v) if sent by email, email confirmation of receipt.

(f) Non-Waiver. The waiver from time to time by a party of any of its rights or its failure to exercise any right or remedy shall not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement. No waiver by a party of a particular provision, right or remedy shall be effective unless in writing and signed by such party.

(g) Entire Agreement. Except for the letter agreement initially dated November 3, 2021, and as revised and executed on November 30, 2021, the 2020 Stock Incentive Plan and any related agreements, and the Indemnification Agreement dated February 1, 2021, this Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the parties with respect to such subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for the Company.

(h) Interpretation. The headings preceding the text of the sections of this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(i) Use of Names. The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company. While the Agreement is in force, the Company may use the Consultant’s name, and in doing so may cite the Consultant’s consulting relationship with the Company including in listings on the Company’s website and in Company materials. While the Agreement is in force, and thereafter, Consultant may cite the Consultant’s consulting relationship with the Company.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

[Signatures on Following Page]

In Witness Whereof, the parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

Inozyme Pharma, Inc.	Wenkert & Young, LLC
By: Name: Title:	Signature: Name: Deborah Wenkert, M.D. Title: President

Exhibit A

Services and Compensation

General Scope of the Services:

The scope of Services to be provided to the Company may include, but is not limited to, Designing the Radiographic Global Impression of Change Score for ENPPI Deficiency, and advising on study designs and interpretation of data as requested.

Time Commitment:

At Consultant’s discretion and in reasonable agreement with the Company, Consultant will perform the Services over the telephone, at Consultant's office, at the Company's offices or another reasonable and mutually agreeable location, or through written correspondence. Consultant will be reimbursed for business class tickets if Consultant’s President Deborah Wenkert, M.D. flies more than three hours from Consultant’s office on Company business. It is the intention of the Parties that Deborah Wenkert, M.D. will not provide Services to the Company in excess of 20% of the services Dr. Wenkert provided on average while she was employed by the Company.

Compensation:

The Company will pay Consultant a cash consulting fee for the Services as follows: $425/hour for work conducted by Deborah Wenkert, $80/hour for work conducted by assistants who do not have a M.D. or Ph.D. degree, and $400/hour for assistants who have a M.D. or Ph.D. degree. In the event Consultant needs to engage assistants who require a higher hourly compensation rate, Consultant will seek the Company’s approval before engaging such assistants, and the Company will not unreasonably withhold its consent. The Company shall reimburse Consultant, in accordance with the Company’s reimbursement policy (but not later than sixty (60) days following timely submission of such expenses and required verification of the same), for any reasonable expenses incurred in connection with the performance of Services under this Agreement, provided in each case that Consultant submits verification of such expenses (i.e., applicable receipts) as Company may reasonably require. Notwithstanding the foregoing, the Consultant shall not incur expenses in excess of $5,000 per month without the prior written approval of the Company.

Invoicing:

On or before the 15th day of each calendar month, Consultant will invoice Company for services (invoices@inozyme.com) rendered and expenses incurred during the preceding month. Company shall pay the undisputed portion of each invoice within thirty (30) days of receipt of such invoice by check or wire transfer instructions provided in such invoice.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ACTIVEUS 191247915v.2" "" ACTIVEUS 191247915v.2